Exhibit 10.1

AMENDED AND RESTATED

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (this “Agreement”), effective as of August         , 2007, is between Marten Transport, Ltd., a Delaware corporation, located at 129 Marten Street, Mondovi, Wisconsin 54755 (the “Company”) and                               , an individual residing at                                                                                          (the ”Executive”).

A.            The Company and the Executive entered into a Change in Control Severance Agreement, dated as of March 29, 2006 (the ”Original CIC Severance Agreement”).

B.            The Company and the Executive desire to amend and restate the Original CIC Severance Agreement to make changes that are necessary or desirable to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an appropriate exception to the requirement of Section 409A, as set forth herein.

C.            The Company and the Executive intend that the benefits provided under this Agreement will comply, in form and operation, with the requirements of Section 409A of the Code or an appropriate exception to the requirements of Section 409A and this Agreement will be construed and administered in a manner that is consistent with and give effect to such intention.

D.            Certain capitalized terms that are used in this Agreement are defined in Exhibit A, which is an integral part of this Agreement.

Accordingly, the Company and Employee each intending to be legally bound, agree as follows:

1.             Term of Agreement.  This Agreement is effective immediately and will continue in effect until terminated as provided herein.  This Agreement will automatically terminate upon termination of the Executive’s employment with the Company, except for a termination contemplated by Section 2, in which case this Agreement will remain in effect until the date on which the Company’s obligations to the Executive arising under or in connection with this Agreement have been satisfied in full.  The Company terminates this Agreement upon fifteen (15) months prior written notice to the Executive.  Notwithstanding anything in the foregoing to the contrary, if a Change in Control has occurred during the term of this Agreement, this Agreement will continue in effect beyond the termination date then in effect for a period of [CEO - 24 months; other officers - 12 months] following the month during which the Change in Control occurs or, if later, until the date on which the Company’s obligations to the Executive arising under or in connection with this Agreement have been satisfied in full.

2.             Benefits upon a Change in Control Termination.  The Executive will become entitled to the benefits described in this Section 2 on account of a Termination of Employment if and only if (i) the Company terminates the Executive’s employment for any reason other than the Executive’s death or Cause, or the Executive terminates the Executive’s employment with the Company for Good Reason, and (ii) the Termination of Employment occurs either within the period beginning on the date of a Change in Control and ending on the last day of the 24th month that begins after the month during which the Change in Control occurs or prior to a Change in Control if the Executive’s termination was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control.

(a)          Cash Payment.  Not more than 10 days following the Date of Termination, or, if later, not more than 10 days following the date of the Change in Control, the Company will make a lump-sum cash payment to the Executive in an amount equal to the sum of (i) [CEO - two times; other officers - one times] the Executive’s Base Pay, plus (ii) [CEO - two times; other officers - one times] the Executive’s highest bonus in the three calendar years preceding the year in which the Change in Control occurs.

(b)          Definitions.  For purposes of this section, the Continuation Period is the period beginning on the Executive’s Date of Termination and ending on (i) the last day of the [CEO — 24th month; other officers — 12th month] month that begins after the Executive’s Date of Termination or, if earlier, (ii) in the case of the group health and dental plans referred to in Section 2(c), the date after the Executive’s Date of Termination on which the Executive first becomes eligible to participate as an employee in a plan of another employer providing group health and dental benefits to the Executive and the Executive’s eligible family members and dependents which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Executive or any eligible family member or dependent who would otherwise be covered under the Company’s plan but for this clause (ii) or (iii) in the case of the other welfare benefits referred to in Section 2(d), the date after the Executive’s Date of Termination on which the Executive first becomes eligible to participate as an employee in a plan of another employer providing substantially similar welfare benefits to the Executive and the Executive’s eligible family members and dependents.

(c)          Group Health Plans.  If the Executive elects continuation coverage, then, during the Continuation Period, the Company shall be responsible for a portion of the Executive’s monthly cost of continuation coverage under the Company’s group medical and dental plan(s), which by their terms cover the Executive (and the Executive’s family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of the Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the plan in effect immediately prior to the Change in Control). The Executive’s coverage will be deemed to include any Company contribution to a “health savings account” (or similar arrangement) for the Executive. The portion of the cost of continuation coverage for which the Company shall be responsible is the portion in excess of that portion which the Executive would have been responsible had the Executive’s termination of employment not occurred. If the level of the Executive’s coverage changes during the Continuation Period, as, for example, from single to family coverage or to no coverage, the amount for which the Company is responsible will be determined as if the new coverage level had been the level of coverage in effect immediately prior to the Termination of Employment or Change in Control, as the case may be. During this period, the Executive shall be responsible for the portion of the cost of continuation coverage for which he would have been responsible had his termination of employment not occurred.  The Company’s obligation is contingent upon the Executive electing continuation coverage in accordance with applicable state and/or federal law and paying all or a portion of the cost of continuation coverage (as determined in this Section 2(c)) in a timely manner in accordance with applicable state and/or federal law.  If the Executive’s applicable continuation coverage under the Medical Plan or Dental Plan is an insured option, then the Executive shall pay only that portion of the cost of such continuation coverage for which he is responsible and the Company shall pay the portion of the cost of such continuation coverage for which the Employer is responsible. In all other cases, the Executive shall pay the full amount of the cost of continuation coverage and the Company shall reimburse the Executive for that portion of the cost of continuation for which the Company is responsible.  The Executive shall be entitled to elect health care continuation coverage under the Company’s group health and/or dental plans for that portion of the Continuation Period that extends beyond the end of the 18-month COBRA continuation period. If COBRA continuation coverage is not available to the Executive during any portion of the Continuation Period (other than by reason of his or her failure to elect COBRA continuation coverage or to pay the required premiums for such coverage), the Company will provide comparable medical benefits pursuant to an alternative arrangement, such as an individual medical insurance contract, and such alternative benefits will be treated as part of the Company’s health and/or dental plan.

(d)          Additional Welfare Benefits.  At the time the payment is made under Section 2(a), the Company will make a lump-sum cash payment to the Executive equal to the aggregate amount of premiums the Company would have paid during the Continuation Period on behalf of Executive for accidental death and dismemberment, short and long-term disability, group life insurance and other life insurance coverages, which by their terms covered the Executive (and the Executive’s family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of the Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the plan in effect immediately prior to the Change in Control) under the same terms and at the same cost to the Company had the Executive continued to be employed by the Company.  The amount of the premiums will be based on the premiums in effect at the time of payment and any known, scheduled increases in such premiums during the Continuation Period.

(e)          Tax Gross-up.  To the extent the Executive incurs a tax liability (including Federal, state and local taxes) in connection with a benefit provided pursuant to Section 2(c) which the Executive would not have incurred had the Executive been an active employee of the Company participating in the Company’s group health and dental plans, the Company will make a payment to the Executive in an amount equal to such tax liability plus an additional amount sufficient to permit the Executive to retain a net amount, after all taxes, equal to the initial tax liability in connection with the benefit.  The payment pursuant to this Section 2(e) will be made within 10 days after the Executive’s remittal of a written request for payment accompanied by a statement indicating the basis for and amount of the Executive’s tax liability, but in no event later than December 31 of the calendar year next following the calendar year in which the related taxes are remitted to the appropriate taxing authority.

3.             Gross-Up Payments.

(a)          If the Executive becomes entitled to payments and benefits following a Change in Control under Section 2, the Company will cause its independent auditors (the ”Accounting Firm”) promptly to review, at the Company’s sole expense, the applicability of Code Section 4999 to any payment or distribution of any type by the Company to or for the Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option agreement or certificate or otherwise, but determined without regard to any payments required under this Section 3 (the “Payments”).  If the Accounting Firm determines that the Total Payments result in an excise tax imposed on the Executive by Code Section 4999 or any comparable state or local law (such excise tax referred to as the “Excise Tax”), the Company will make an additional cash payment (a “Gross-Up Payment”) to the Executive equal to an amount such that after payment by the Executive of all the taxes imposed on the Executive, including any Excise Tax, as a result of the Gross-Up Payment, the Executive would retain an amount of the Gross-Up Payment equal to the Excise Tax as a result of the Payments.

(b)          Subject to the provisions of Section 3(d), all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount such Gross-Up Payment and the assumptions to be used in arriving at such determination, must be made by the Accounting Firm, which must provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive must appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm will then be referred to as the “Accounting Firm” hereunder).  All fees and expenses of the Accounting Firm will be borne solely by the Company.

(c)          If no determination of the Excise Tax is made by the Accounting Firm prior to the time the Executive is required to file a tax return reflecting the Payments, the Executive will be entitled to receive from the Company a Gross-Up Payment calculated on the basis of the Excise Tax the Executive reported in such tax return.

(d)          If any taxing authority determines that a greater Excise Tax should be imposed upon the Payments than is determined by the Company’s independent auditors or reflected in the Executive’s tax return pursuant to this Section 3, the Executive will be entitled to receive from the Company the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such taxing authority.  The Executive must notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of any Gross-Up Payment.  Such notification must be given as soon as practicable but no later than 10 business days after the Executive knows of such claim and must apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive must not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive must:

(i)           give the Company any information reasonably requested by the Company relating to such claim;

(ii)          take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)         cooperate with the Company in good faith in order to effectively contest such claim; and

(iv)         permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) or expense imposed or incurred as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 3(d), the Company will control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided further, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e)          If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive must (subject to the Company’s complying with the requirements of Section 3(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(d), a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f)           The payment(s) pursuant to this Section 3 will be made within 10 days after the Executive’s remittal of a written request for payment accompanied by a statement indicating the basis for and the amount of the Executive’s actual tax liability. Reimbursement of the Gross-Up Payment, and any expenses incurred by the Executive under Section 3(d), will be made not later than the end of the calendar year next following the calendar year in which the Executive remits the related taxes to the appropriate taxing authority (either directly or through tax withholdings), provided if an additional Gross-Up Payment is payable following an audit or litigation and no additional taxes are remitted by the Executive, reimbursement by the Company shall be made by the end of the calendar year next following the calendar year in which the audit is completed or there is a final nonappealable settlement or other resolution of the litigation.  Notwithstanding any other provision of this Section 3, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of the Gross-Up Payment and the Executive hereby consents to such withholding.

4.             Indemnification.  Following a Change in Control, the Company will indemnify and advance expenses to the Executive for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of the Executive’s counsel) incurred in connection with all matters, events and transactions relating to the Executive’s service to or status with the Company or any other corporation, employee benefit plan or other Person for which the Executive served at the request of the Company to the extent that the Company would have been required to do so under applicable law, corporate articles, bylaws or agreements or instruments of any nature with or covering the Executive, as in effect immediately prior to the Change in Control and to any further extent as may be determined or agreed upon following the Change in Control.

5.             Miscellaneous.

(a)          Binding Agreement.  This Agreement inures to the benefit of, and is enforceable by, the Executive, the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive dies while any amount would still be payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

(b)          No Mitigation.  The Executive will not be required to mitigate the amount of any benefits the Company becomes obligated to provide to the Executive in connection with this Agreement by seeking other employment or otherwise.  The benefits to be provided to the Executive in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits the Executive may receive from other employment or otherwise.

(c)          No Setoff.  The Company has no right to setoff benefits owed to the Executive under this Agreement against amounts owed or claimed to be owed by the Executive to the Company under this Agreement or otherwise.

(d)          Taxes.  All benefits to be provided to the Executive in connection with this Agreement will be subject to required withholding of federal, state and local income, excise and employment-related taxes.  The Company’s good faith determination with respect to its obligation to withhold such taxes relieves it of any obligation that such amounts should have been paid to the Executive.

(e)          Notices.  For the purposes of this Agreement, notices and all other communications provided for in, or required under, this Agreement must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party’s respective address set forth on the first page of this Agreement (provided that all notices to the Company must be directed to the attention of the President), or to such other address as either party may have furnished to the other in writing in accordance with these provisions, except that notice of change of address will be effective only upon receipt.

(f)           Disputes.  If the Executive so elects, any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided that the Executive may seek specific performance of the Executive’s right to receive benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  If any dispute, controversy or claim for damages arising under or in connection with this Agreement is settled by arbitration, the Company will pay, or if elected by the Executive, reimburse, all fees, costs and expenses incurred by the Executive related to such arbitration unless the arbitrators decide that the Executive’s claim was frivolous or advanced by the Executive in bad faith.  If the Executive does not elect arbitration, the Executive may pursue all available legal remedies.  The Company will pay, or if elected by the Executive, reimburse the Executive for, all fees, costs and expenses incurred by the Executive in connection with any actual, threatened or contemplated litigation relating to this Agreement to which the Executive is or reasonably expects to become a party, whether or not initiated by the Executive, if the Executive is successful in recovering any benefit under this Agreement as a result of such action.  The Company will not assert in any dispute or controversy with the Executive arising under or in connection with this Agreement the Executive’s failure to exhaust administrative remedies.

(g)          Effect of Plan Benefits on Other Severance Plans.  In the event the Executive receives any payment under the terms of this Agreement, the Executive will not be eligible to receive benefits under any other severance pay plan sponsored or maintained by the Company.

(h)          Related Agreements and Other Arrangements.  This Agreement, including Exhibit A attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter to this Agreement have been made by any party which are not expressly set forth in this Agreement.  This Agreement supersedes and replaces the Original CIC Severance Agreement in its entirety.  To the extent that any provision of any Other Arrangement limits, qualifies or is inconsistent with any provision of this Agreement, then for purposes of this Agreement, while such Other Arrangement remains in force, the provision of this Agreement will control and such provision of such Other Arrangement will be deemed to have been superseded, and to be of no force or effect, as if such Other Arrangement had been formally amended to the extent necessary to accomplish such purpose.  Nothing in this Agreement prevents or limits the Executive’s continuing or future participation in any Other Arrangement for which the Executive may qualify, and nothing in this Agreement limits or otherwise affects the rights the Executive may have under any Other Arrangement.  Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any Other Arrangement at or subsequent to the Date of Termination will be payable in accordance with such Other Arrangement.

(i)           No Employment or Service Contract.  Nothing in this Agreement is intended to provide the Executive with any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way the Executive’s rights or the rights of the Company.

(j)           Payment; Assignment.  Benefits payable under this Agreement will be paid only from the general assets of the Company.  No person has any right to or interest in any specific assets of the Company by reason of this Agreement.  To the extent benefits under this Agreement are not paid when due to any individual, he or she is a general unsecured creditor of the Company with respect to any amounts due.  Benefits payable pursuant to this Agreement and the right to receive future benefits may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subject to any charge.

(k)          Late Payments.  Benefits not paid under this Agreement when due will accrue interest at the rate of 10% per year or the maximum rate permitted under applicable law.

(l)           Survival.  The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company or termination of this Agreement, as the case may be, will survive termination of the Executive’s employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

(m)         Amendments; Waivers.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Executive and a duly authorized officer of the Parent Corporation.  No waiver by any party to this Agreement at any time of any breach by another party to this Agreement of, or of compliance with any condition or provision of this Agreement to be performed by such party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(n)          Governing Law.  This Agreement and the legal relations among the parties as to all matters, including, without limitation, matters of validity, interpretation, construction, performance and remedies, will be governed by and construed exclusively in accordance with the internal laws of the State of Wisconsin (without regard to the conflict of laws principles of any jurisdiction).

(o)          Further Assurances.  The parties to this Agreement agree to perform, or cause to be performed, such further acts and deeds and to execute and deliver or cause to be executed and delivered, such additional or supplemental documents or instruments as may be reasonably required by the other party to carry into effect the intent and purpose of this Agreement.

(p)          Interpretation.  The invalidity or unenforceability of all or any part of any provision of this Agreement will not affect the validity or enforceability of the remainder of such provision or of any other provision of this Agreement, which will remain in full force and effect.

(q)          Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

MARTEN TRANSPORT, LTD.		EXECUTIVE

By:
	Randolph L. Marten President and Chief Executive Officer	[Name of Executive]

Exhibit A

DEFINITIONS

For purposes of the Agreement, the following terms will have the meaning set forth below in this Exhibit A unless the context clearly requires otherwise.  Terms defined elsewhere in the Agreement will have the same meaning throughout the Agreement.

1.             “Affiliate” means any person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, namely (i) any corporation at least eighty percent (80%) of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Parent Corporation or (ii) any other form of business entity in which the Parent Corporation, directly or indirectly, owns eighty percent (80%) or more of the controlling interests in such entity. Solely for purposes of determining whether a Termination of Employment has occurred, the term Affiliate will be determined by applying Code section 1563(a)((1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treas. Reg. Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Code section 414(c), the phrase “at least 50 percent” will be used instead of “at least 80 percent” each place it appears.

2.             “Base Pay” means the Executive’s annual base salary from the Company at the rate in effect immediately prior to a Change in Control or at the time Notice of Termination is given, whichever is greater.  Base Pay includes only regular cash salary and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

3.             “Benefit Plan” means any

(a)          employee benefit plan as defined in Section 3(3) of ERISA;

(b)         cafeteria plan described in Code Section 125;

(c)          plan, policy or practice providing for paid vacation, other paid time off or short-or long-term profit sharing, bonus or incentive payments or perquisites; or

(d)         stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based compensation plan with respect to the securities of any Affiliate that is sponsored, maintained or contributed to by the Company for the benefit of employees (and/or their families and dependents) generally or the Executive in particular (and/or the Executive’s family and dependents).

4.             “Board” means the board of directors of the Parent Corporation duly qualified and acting at the time in question.  On and after the date of a Change in Control, any duty of the Board in connection with this Agreement is nondelegable and any attempt by the Board to delegate any such duty is ineffective.

5.             “Cause” means:

(a)          the Executive’s gross misconduct that is materially and demonstrably injurious to the Company;

(b)         the Executive’s willful and continued failure to perform substantially the Executive’s duties with the Company (other than any such failure (1) resulting from the Executive’s incapacity due to bodily injury or physical or mental illness or (2) relating to changes in the Executive’s duties after a Change in Control that constitute Good Reason) after a demand for substantial performance is delivered to the Executive by the chair of the Board which specifically identifies the manner in which the Executive has not substantially performed the Executive’s duties and provides for a reasonable period of time within which the Executive may take corrective actions; or

(c)          the Executive’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the Executive’s ability to perform substantially the Executive’s duties for the Company.

An act or failure to act will be considered “gross or willful” for this purpose only if done, or omitted to be done, by the Executive in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  It is also expressly understood that the Executive’s attention to matters not directly related to the business of the Company will not provide a basis for termination for Cause so long as the Board did not expressly disapprove in writing of the Executive’s engagement in such activities either before or within a reasonable period of time after the Board knew or could reasonably have known that the Executive engaged in those activities.  Notwithstanding the foregoing, the Executive may not be terminated for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive were guilty of the conduct set forth above in clauses (a), (b) or (c) of this definition and specifying the particulars thereof in detail.

6.             “Change in Control” means the occurrence of any of the following on or after March 29, 2006:

(a)          the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company; or

(b)         the approval of stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(c)          a merger or consolidation to which the Company is a party if the stockholders of the Company immediately prior to the effective date of such merger or consolidation have “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing less than 50% of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors; or

(d)         any person, other than (i) the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, (iii) Randolph L. Marten or any of his affiliates, or (iv) Christine K. Marten or any of her affiliates, becomes after the effective date of the Plan the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors.

7.             “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

8.             “Company” means the Parent Corporation, any Successor and any Affiliate.

9.             “Date of Termination” following a Change in Control (or prior to a Change in Control if the Executive’s termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) means:

(a)          if the Executive’s employment is to be terminated by the Executive, the date specified in the Notice of Termination which in no event may be a date more than 15 days after the date on which Notice of Termination is given unless the Company agrees in writing to a later date;

(b)         if the Executive’s employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination;

(c)          if the Executive’s employment is terminated by reason of the Executive’s death, the date of the Executive’s death; or

(d)         if the Executive’s employment is to be terminated by the Company for any reason other than Cause or the Executive’s death, the date specified in the Notice of Termination, which in no event may be a date earlier than 15 days after the date on which a Notice of Termination is given, unless the Executive expressly agrees in writing to an earlier date.

In the case of termination by the Company of the Executive’s employment for Cause, if the Executive has not previously expressly agreed in writing to the termination, then within the 30-day period after the Executive’s receipt of the Notice of Termination, the Executive may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination will be the date set either by mutual written agreement of the parties or by the judge or arbitrators in a proceeding as provided in Section 5(g) of the Agreement.  During the pendency of any such dispute, the Executive will continue to make the Executive available to provide services to the Company and the Company will continue to pay the Executive the Executive’s full compensation and benefits in effect immediately prior to the date on which the Notice of Termination is given (without regard to any changes to such compensation or benefits that constitute Good Reason) and until the dispute is resolved in accordance with Section 5(g) of the Agreement.  The Executive will be entitled to retain the full amount of any such compensation and benefits without regard to the resolution of the dispute unless the judge or arbitrators decide(s) that the Executive’s claim of a dispute was frivolous or advanced by the Executive in bad faith. Notwithstanding the foregoing, the

Executive’s Date of Termination must be consistent with the date of the Executive’s Termination of Employment.

10.           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Any reference to a specific provision of ERISA includes a reference to such provision as it may be amended from time to time and to any successor provision.

11.           “Exchange Act” means the Securities Exchange Act of 1934, as amended.  Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor provision.

12.           “Good Reason” means:

(a)          a material diminution in the Executive’s authority, duties or responsibilities as an executive of the Company as in effect immediately prior to the Change in Control (other than, if applicable, any such change directly attributable to the fact that the Parent Corporation is no longer publicly owned);

(b)         a material diminution in the Executive’s base compensation;

(c)          a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive reports as in effect immediately prior to the Change in Control, including any requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board if the Executive reported directly to the Board immediately prior to the Change in Control;

(d)         a material diminution in the budget over which the Executive retains authority;

(e)          a material change in the geographic location at which the Company requires the Executive to be based as compared to the location where the Executive was based immediately prior to the Change in Control; or

(f)          any other action or inaction by the Company that constitutes a material breach of any employment agreement between the Company and the Executive.

(g)         An act or omission will not constitute a “good reason” unless the Executive gives written notice to the Company of the existence of such act or omission within 90 days of its initial existence and the Company fails to cure the act or omission within 30 days after the notification.

13.           “Notice of Termination” means a written notice given on or after the date of a Change in Control (unless the Executive’s termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control in which case the written notice may be given before the date of the Change in Control) which indicates the specific termination provision in the Agreement pursuant to which the notice is given.  Any purported termination by the Company or by the Executive on or after the date of a Change in Control (or before the date of a Change in Control if the Executive’s termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) must be communicated by written Notice of Termination to be effective;

provided, that the Executive’s failure to provide Notice of Termination will not limit any of the Executive’s rights under the Agreement except to the extent the Company demonstrates that it suffered material actual damages by reason of such failure.

14.           “Other Arrangement” is any Benefit Plan or other plan, policy or practice of the Company or any other agreement between the Executive and the Company, other than this Agreement.

15.           “Parent Corporation” means Marten Transport, Ltd. and any Successor.

16.           “Person” means any individual, corporation partnership, group, association or other person,” as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than the Parent Corporation, any Affiliate or any benefit plan(s) sponsored by the Parent Corporation or an Affiliate.

17.           “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Parent Corporation’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Parent Corporation’s outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.

18.           “Termination of Employment” means a termination of Executive’s employment relationship (both as an employee and independent contractor) with the Company and all Affiliates or such other change in the Executive’s employment relationship with the Company and all Affiliates that would be considered a “separation from service” under Section 409A of the Code.  The Executive’s employment relationship will be treated as remaining intact while the Executive is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Executive will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, where the Executive’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence.  In all cases, the Executive’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code shall be treated as a Termination of Employment.